EXHIBIT 1.A.(13)(aa)

Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey

Insured                                      Rider for Policy No.


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                             AUTOMATIC PREMIUM LOAN

If this provision is in effect at the end of the days of grace of a premium in default, the premium will be paid by charging it as a loan on the contract. But this will be done only if there is enough loan value to do so.

A loan to pay a premium is just like any other loan on the contract (described under Loans). When we compute the loan values, we will do so as if the premium to be borrowed had been paid. When a premium is paid by loan, we will not use the net cash value to provide extended or reduced paid~up insurance at that time.

This provision is in effect because we were asked to make it so. You have the right to decide whether or not you want it to be in effect at any time. If you change your mind, you must ask us in writing; your new request will take effect as soon as we have it in our Service Office.

                              RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT ON

                              Signed for the company,


                              By /s/ SPECIMEN
                                 --------------------
                                      Secretary




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PLIY 25--82
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                                     II-158